                                                                EXHIBIT 13(d)(2)


                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

                Annual Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

[X] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange
         Act of 1934 [Fee Required]

For the Fiscal year ended December 31,1995

                                     or

[   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
         EXCHANGE ACT OF 1934 [Fee Required]

For the transition period from ______________________ to _____________________

Commission file number    0-12047

                        UNITED OKLAHOMA BANKSHARES, INC.
           (Exact name of registrant as specified in its charter)


               Oklahoma                         73-0969432
--------------------------------------   ------------------------------
    (State or other jurisdiction of           (I.R.S. Employe
    incorporation or organization)            Identification No.)


            4600 S.E. 29th Street
            Del City, Oklahoma                73115
--------------------------------------  ------------------------------
(Address of principal executive offices)      Zip Code



Registrant's telephone number, including area code         (405) 677-8711

Securities registered pursuant to Section 12(b)of the Act:   None

Securities registered pursuant to Section 12(g)of the Act: Common stock,
                                                           $1 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
     [X]Yes  No[ ]


Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this
     Form 10-K or any amendment to this Form 10-K.        [ ]

As of February 1, 1996, based on the reported average bid and asked prices, the aggregate market value of the common stock held by non-affiliates of the registrant was approximately $1,266,000.

As of February 1, 1996, 2,532,237 shares of the registrant's common stock, par value $1.00 per share, were outstanding.


NOTE:  See pages 44-46 for Form 10-K Cross Reference Index

BUSINESS

United Oklahoma Bankshares, Inc. (the "Company") is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended. The principal business of the Company is the ownership and supervision of United Bank ("UB"), Del City, Oklahoma. As of December 31, 1995, the Company and its subsidiaries had 53 full time equivalent employees. UB is a state chartered banking association whose deposits are insured pursuant to the Federal Deposit Insurance Act. UB, which operates primarily in Oklahoma, competes with other financial institutions in its trade area in providing a full range of traditional banking and related financial services to the commercial, consumer, energy, real estate and financial sectors. UB operates two wholly owned subsidiaries, United Del City Tower, Inc. ("UDCT") and 4600 Corporation.


UDCT owns and manages United Del City Tower of which the first and part of the second floors are occupied by UB. The facility is approximately 100% occupied at year end. 4600 Corporation was formed to sell assets on which UB foreclosed.

In 1991, the Company borrowed the sum of $1,400,000 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company. The note was collateralized by 100% of the stock of UB. The note was paid in full as of December 31, 1994.

PROPERTIES

The Company's corporate headquarters are located in United Del City Tower at 4600 S.E. 29th Street, Del City, Oklahoma. This facility is located on approximately 8 acres and comprises approximately 77,000 square feet of usable space. The Tower houses the main banking functions and the Company's executive offices. UB occupies 27% of the building and approximately 73% is leased to various tenants. In 1993, UB completed construction of a new drive-in facility attached to the United Del City Tower. UB also sold its previous drive-in facility during 1993.

LEGAL

The Company and its subsidiaries are not defendants in any legal proceedings.

COMMON STOCK

On January 30, 1995, certain shareholders of the Company entered into a Stock Purchase Agreement with Ameribank Corporation ("Ameribank"). The shareholders collectively agreed to sell all their common stock in the Company and their 9% cumulative, non-voting preferred stock in the Company. The shareholders collectively owned approximately 25% of all the issued and outstanding shares of common stock and 30% of the issued and outstanding preferred stock of the Company. The Stock Purchase Agreement was closed and the shares transferred on May 16, 1995. In July, Ameribank made an offer to purchase stock and acquired an additional 5.69% of the preferred stock.

On November 3, 1995, Ameribank made a tender offer to the common stock shareholders of the Company. After the purchase of shares through the tender offer, Ameribank owned an additional 23.2% of the common stock of the Company. On January 5, 1996, Ameribank filed its Final Amendment on Schedule 14D-1, indicating that as of that date it had acquired 23,706 shares of common stock in private transactions which represents a total of 1,514,118 or approximately 59.8% of the common stock of the Company. Since Ameribank's offer to the preferred shareholders in July, 1995, Ameribank has purchased an additional 5,883 shares of preferred stock in private transactions for a total of 106,929 or approximately 73.6% of the preferred stock of the Company. As of March 15, 1996, Ameribank purchased an additional 1,100 shares of common stock and 2,510 shares of preferred stock of the Company.

DISCLAIMER

THIS ANNUAL REPORT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE, BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

SELECTED FINANCIAL DATA
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

The Selected Financial Data which follows should be read in conjunction with the consolidated financial statements (including the notes thereto) of the Company and its subsidiaries appearing elsewhere herein.

                                                                                    Years ended December 31,
                                                                    --------------------------------------------------------
                                                                       1995        1994       1993        1992        1991
                                                                    --------------------------------------------------------
                                                                        (In thousands except per share amounts)
    Summary of Income:
         Interest income ........................................   $  6,015       5,160       5,235       5,460       5,309
         Interest expense .......................................     (2,569)     (1,801)     (1,847)     (2,299)     (2,646)
         Provision for loan losses ..............................       (279)        (90)       (236)       (128)       (165)
         Non-interest income ....................................      1,016       1,030         837         795       1,114
         Non-interest expense ...................................     (3,155)     (3,206)     (3,068)     (2,735)     (4,215)
         Income (loss) before income taxes and cumulative
                 effect of change in accounting principle .......      1,028       1,093         921       1,093        (603)
         Income tax benefit (expense) ...........................       (253)       (264)       (266)       (445)        245
         Income (loss) before cumulative effect of change
                 in accounting principle ........................        775         829         655         648        (358)
         Cumulative effect of change in accounting ..............       --          --           116           0           0
         principle
         Net income (loss) ......................................        775         829         771         648        (358)

    Per share data:
         Income (loss) before cumulative effect of change
                 in accounting principle ........................       0.15        0.17        0.10        0.10       (0.28)


         Cumulative effect of change in accounting ..............       --          --          0.04        0.00        0.00
         principle

         Net income (loss) ......................................       0.15        0.17        0.14        0.10       (0.28)

         Average outstanding common shares ......................      2,532       2,616       2,644       2,644       2,644

    Period end balances:
         Cash and due from banks ................................      2,584       2,440       1,907       3,270       2,695
         Federal funds sold .....................................      6,300        --           460       1,560       2,085
         Investment securities ..................................     28,800      30,588      29,794      33,352      30,722
         Loans, net of unearned discount and allowance for
                 loan losses ....................................     43,604      41,401      36,509      33,804      30,185
         Total assets ...........................................     86,071      79,720      74,564      78,556      72,689
         Deposits ...............................................     76,270      69,647      66,094      70,302      64,825
         Long-term debt .........................................       --          --           450         900       1,400
         Stockholders' equity ...................................      7,823       6,949       6,289       5,518       4,870

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is designed to provide a better understanding of the significant factors related to the Company's results of operations, financial condition, liquidity and capital resources (including its subsidiary bank, UB, its non-bank subsidiary, UDCT and 4600 Corporation). Such discussion and analysis should be read in conjunction with the Consolidated Financial Statements (including the notes thereto) and Selected Financial Data appearing elsewhere in this annual report.


RESULTS OF OPERATIONS

GENERAL. Net income totaled $ .8 million in 1995, compared to $.8 million in 1994 and in 1993. Earnings per share were $ .15 in 1995, compared to $.17 per share in 1994 and $.14 per share in 1993. Net income in 1993 included $.1 million ($.04 per share) cumulative effect of change in accounting principle as a result of adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the operations.

NET INTEREST INCOME. Net interest income, the difference between gross interest and fees on earning assets (primarily loans and investments) and interest paid on deposits and borrowed funds necessary to support such assets, is a major component of a financial institution's earnings.

Net interest income aggregated $3,446,000 and $3,359,000 in 1995 and 1994, respectively, an increase of $87,000. Net interest income increased $29,000 between 1994 and 1993.

From 1994 to 1995, the volume of average earning assets increased $4.4 million, while average interest bearing liabilities increased $2.2 million. The yield on average earning assets decreased 71 basis points from 1994 to 1995, while the rate paid on average interest beating liabilities decreased 119 basis points during the same time period resulting in an increase in the spread between the yield on earning assets and rate paid on interest beating liabilities of 48 basis points. As a result of the increase in the rate earned on interest earning assets and an even great increase in the rate paid on interest bearing liabilities, net interest margin decreased 16 basis points from 4.75% from 1994 to 4.59% in 1995.

From 1993 to 1994, the volume of average earning assets increased $.1 million, while average interest bearing liabilities decreased $2.1 million. The yield on average earning assets decreased 11 basis points from 1993 to 1994, while the rate paid on average interest beating liabilities decreased 4 basis points during the same time period resulting in an increase in the spread between the yield on earning assets and rate paid on interest beating liabilities of 15 basis points. As a result of the increase in the rate earned on interest earning assets and an even great increase in the rate paid on interest bearing liabilities, net interest margin decreased 5 basis points from 4.80% from 1993 to 4.75% in 1994.


As management deems necessary and to the extent it has the flexibility, it will alter the volume and mix of earning assets and supporting liabilities so as to obtain optimal interest margins while maintaining sufficient liquid resources.

--------------------------------------------------------------------------------
The following table illustrates volume and yield/rate variances on an actual basis (versus a taxable equivalent basis) for the years indicated. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.
--------------------------------------------------------------------------------


                                             YEAR ENDED DECEMBER 31,         Year Ended December 31,
                                              1995 COMPARED TO 1994           1994 Compared to 1993
                                            ------------------------------------------------------
                                               INCREASE/DECREASE                Increase/Decrease
                                                DUE TO CHANGE IN:               Due to Change in:
                                            ------------------------------------------------------
                                                   YIELD/                           Yield/
                                            VOLUME      RATE      NET   Volume     Rate     Net
                                            ------------------------------------------------------
                                                                (In Thousands)
Earning assets:

         Investment securities ............     (87)      96        9    (1810)     (26)    (207)
         Federal funds sold ...............      72       44      116      (11)      15        4
         Loans net of unearned discounts ..     398      332      730      157      (29)     128
         Total interest income ............     383      472      855      (35)     (40)     (75)
                                            ------------------------------------------------------
   Interest bearing liabilities:
         Interest bearing deposits ........      75      698      773      (52)      39      (13)
         Short-term borrowings ............       1     --          1        3     --          3
         Long-term debt ...................      (3)      (3)      (6)     (33)      (3)     (36)
                                            ------------------------------------------------------
         Total interest expense ...........      73      695      768      (82)      36      (46)
                                            ------------------------------------------------------

   Net interest income ....................   $ 310     (223)      87       47      (76)     (29)
                                            ======================================================

RISK ELEMENTS OF EARNING ASSETS. Risk elements of the Company's earning assets are evidenced, in part, by non- performing loans consisting of loans contractually past due 90 days or more, loans placed on non-accrual status and other real estate which has been acquired in full or partial settlement of defaulted loans. Non-performing assets are carried by the Company at estimated net realizable value and known losses of principal have been charged off.

At December 31, 1995, non-performing loans totaled $184,000. Non-performing loans as a percent of all loans outstanding were .42% at December 31, 1995. The majority of non-performing loans is secured. The following table sets forth such loans and other real estate at the dates indicated:


                                                     Years ended December 31,
                                             --------------------------------------
                                                  1994        1994       1993
                                             --------------------------------------
                                                     (Dollars in thousands)
Non-accrual loans. . . . . . . . . . . . .    $    184        178         481

Other real estate. . . . . . . . . . . . .          63        180         552
                                             --------------------------------------
         Total non-performing assets . . .    $    247        358       1,033
                                             ======================================
Non-performing loans to total loans  . . .         .42%       .43%       1.32%

Under the Company's lending policies, all commercial loans are reviewed and graded according to their perceived credit risk (borrower's financial strength; value and type of collateral; borrower's performance, etc.). Based on this grading system, credits requiring special attention are placed on special monitoring for the attention of management and the Board of Directors. Management, through this special monitoring system, in conjunction with past loan loss experience, current and perceived future economic conditions and other factors, determines the level at which the allowance for loan losses should be maintained to adequately cover the loan portfolio risk.

Non-accrual status loans are identified through the special monitoring system and periodic review of past due loans by officers and management. When doubt exists as to the ultimate collectibility of interest or principal, such loans are placed on non-accrual status. When a loan is placed on non-accrual status, interest previously accrued but uncollected on such loans is reversed and charged against current income. Subsequent payments collected on such loans are credited to loan principal if, in the opinion of management, full collectibility of principal is doubtful; otherwise, the payment is credited to income and principal according to the loan terms.

Loans on which interest had ceased to be accrued approximated $184,000, $178,000 and $481,000 at December 31, 1995, 1994 and 1993, respectively.
Approximately $6,000 was recognized on these loans in 1995 and in 1994, and $17,000 was recognized in 1993. Had the accrual status of these loans been normal, approximately $21,000, $47,000 and $42,000 of additional interest would have been earned in 1995, 1994 and 1993, respectively.
None of these loans are restructured troubled debt.

Internally classified assets of UB, which approximate the same as classifications by regulatory authorities and includes other real estate, decreased from $769,000 at December 31, 1994 to $310,000 at December 31, 1995, a decrease of 60%.

At December 31, 1995, the Company had approximately $67,000 of loans for which payments were contractually past due less than 90 days, and the borrowers were experiencing financial difficulties. These loans are included in the special monitoring loans which are subject to management's attention and review.

ALLOWANCE AND PROVISION FOR LOAN LOSSES. The allowance for loan losses totaled $538,000, $559,000 and $437,000 at December 3l, 1995, 1994 and 1993,
respectively. The provision charged to expense amounted to $279,000 in 1995 compared to $90,000 and $236,000 in 1994 and 1993, respectively. Net losses (recoveries) on loans were approximately $300,000 in 1995, compared to $(32,000) in 1994 and $268,000 in 1993. The amount of provision charged to expense is based on the current level of net loan losses, perceived economic conditions, changes in the size and character of the loan portfolio, and management's assessment of the loan portfolio's inherent risk in relation to the allowance for loan losses (see Note 5 to Consolidated Financial Statements).

The allowance for loan losses as a percentage of total loans was 1.22%, 1.33% and 1.18% at December 31, 1995, 1994 and 1993, respectively.

Non-interest Income.

                                             Years ended December 31,
                                        ------------------------------
                                           1995        1994       1993
                                        ------------------------------
                                                   (In thousands)
Service charges on deposits ............   $  790      748      675

Other service charges and fees, net ....      226      178      162
Securities gains .......................       --      104       --
                                        ------------------------------
         Total .........................   $1,016    1,030      837

NON-INTEREST EXPENSE. Non-interest expense amounted to $3.2 million in 1995 and in 1994 and $3.1 million in 1993 representing no change in 1995 and a 3.2% increase in 1994. Salaries and employee benefits continue to represent a large portion of non-interest expense.

Net costs and write downs associated with other real estate owned approximated $(15,000), $92,000 and $66,000 in 1995, 1994 and 1993, respectively, and represent amounts provided for decreases in the market value of the properties, net gains and losses on sales of the properties, and net expenses incurred for the maintenance of the properties.

                                           Years ended December 31,
                                     ---------------------------------
                                          1995        1994       1993
                                                (In thousands)
                                     ---------------------------------
Salaries and employee benefits .....   $ 1,911      1,739     1,567
Occupancy expense, net .............       250        271       309
Other real estate owned, net .......       (15)        92        66
Other ..............................     1,009      1,104     1,126
                                     ---------------------------------
         Total .....................   $ 3,155      3,206     3,068
                                     =================================

                                     -7-

LIQUIDITY

Liquidity is defined as a company's ability to meet maturing obligations and existing commitments and withstand fluctuations in funding needs, while also maintaining sufficient levels of highly liquid assets. Liquidity ultimately depends on profitability, asset quality and mix, asset and liability maturities and repriceability, and borrowing ability.

The asset side of the balance sheet provides liquidity through regular amortization and maturities of loans, maturities of investment securities and money market instruments, maturities of deposits in other banks, and other assets available for sale. Deposit growth, diversification of liability products and access to other funding sources provide liquidity from the liability side. Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity.

INDEBTEDNESS

In 1991, the Company borrowed the sum of $1,400,000 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company. The note was collateralized by 100% of the stock of UB. The note was paid in full as of December 31, 1994.

PREFERRED STOCK

The Company has $4.4 million of preferred stock outstanding with 9% cumulative dividends in arrears since October 1, 1985. Cumulative unpaid dividends in arrears at December 31, 1995 approximated $4,018,410.

RATE SENSITIVITY

Both liquidity and net interest margin are significantly affected by the sensitivity that assets and liabilities have to changes in market interest rates, levels of earning assets and funding mixes, the direction of interest rate movements, the velocity at which changes occur and the absolute level of interest rates. Interest rate risk can arise when an investment's interest rate level changes, or its cash flows occur, in time periods that are different from those of supporting funding sources.

The following table depicts the Company's rate sensitivity position at December 31, 1995:

                                                                        Sensitivity Period
                                                    -----------------------------------------------------------
                                                         0-30       31-90      91-180     181-365      Over
                                                         Days        Days       Days        Days      1 Year
                                                    -----------------------------------------------------------
                                                                          (In thousands)
Rate sensitive assets:
         Federal funds sold ......................   $  6,300        --          --          --          --
         Investment securities (1) ...............      7,652        --           435       4,855      15,956
         Loans ...................................     15,890       2,692       1,156       2,250      21,970
                                                    -----------------------------------------------------------
         Total rate sensitive assets .............     29,842       2,692       1,591       7,105      37,926
Rate sensitive liabilities:                         -----------------------------------------------------------
         Savings and interest bearing deposits ...     15,166        --          --          --        15,167
         Time deposits ...........................     14,830       4,659       4,949       4,618       1,586
                                                    -----------------------------------------------------------
         Total rate sensitive liabilities ........     29,996       4,659       4,949       4,618      16,753
                                                    -----------------------------------------------------------
Period Sensitivity Gap ...........................       (154)     (1,967)     (3,358)      2,487      21,173
                                                    ===========================================================
Cumulative Sensitivity Gap .......................       (154)     (2,121)     (5,479)     (2,992)     18,181
                                                    ===========================================================

(1) The amortized cost is used for investment securities.

The Company includes only rate sensitive assets and liabilities in its sensitivity analysis.

CAPITAL RESOURCES

Capital provides a base for expansion of the asset portion of the balance sheet, which in turn provides the opportunity for increased profitability. Capital adequacy depends on such factors as quality and diversification of assets, current and historical earnings and liquidity. Primary capital of the Company consists of funds which are permanently committed to the Company, including: Common stock, Preferred stock, Additional paid-in capital, Retained earnings, and Allowance for loan losses. For regulatory purposes primary capital is reduced by amounts representing intangible assets. Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's capital resources. Following are the Company's and UB's primary and equity capital to assets ratios for December 31, 1995 and 1994, respectively:

                                                       1995    1994
                                                       ----    ----
        Company's primary capital to assets ratio     10.13%   9.37%
        Company's equity capital to assets ratio       9.54    8.89

        UB's primary capital to assets ratio          10.07%   9.32%
        UB's equity capital to assets ratio            9.48    8.84

During 1989, regulatory agencies approved regulations to implement a risk-based capital framework that makes capital requirements more sensitive to the risk profiles of individual banking companies. These regulations define capital as either core capital (Tier 1) or supplemental capital (Tier 2). Core capital consists primarily of common stockholders' equity, while supplementary capital is comprised of preferred stock, certain debt instruments, and a portion of the allowance for loan losses.

The required core capital was 4.00% and total risk-based capital was 8.00%. Because the Company has assets of less than $150 million, its capital requirements are computed on a bank-only basis. UB's core and total risk-based capital exceed regulatory guidelines at December 31, 1995 and 1994.

                                                      1995     1994
                                                      ----     ----
        Tier I capital (core)                         14.29%   13.25%
        Tier 2 capital (total risk-based)             15.28    14.11

EFFECT OF INFLATION

The financial statements and related data presented in this report have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time. Changing prices, particularly during periods of high inflation rates, can have a significant impact on industries and business enterprises taken as a whole. However, the impact of inflation on financial institutions differs significantly from that of industrial or commercial companies. This is due to the fact that a major portion of a bank's balance sheet is comprised of monetary assets and liabilities versus a basically non-monetary balance sheet associated with industrial concerns. Even though inflation does not generally have a material impact on banks it can indirectly affect the interest rates and the underlying value of assets collateralizing certain earning assets, as well as non-interest income and expense categories. How well a bank is positioned to respond to changing interest rates and collateral values can only be assessed by an analysis of its asset and liability structure. Therefore, attention is directed to the rate sensitivity schedule, the maturity distribution of loans and securities, the loan concentrations data and the rate and volume variances analysis found elsewhere in this report.

REGULATORY MATTERS

The Company is operating under a written agreement with the Federal Reserve Bank until March, 1994, at which time the agreement was terminated and the Company was released from the restrictions under the agreement.

ACCOUNTING STANDARDS NOT YET ADOPTED

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The Company will be required to comply with this statement beginning January 1, 1996. The impact of this statement is not expected to have a material effect on the Company's consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     Years ended December 31,
                                                                             ---------------------------------------
                                                                                1995        1994        1993
                                                                             ---------------------------------------
                                                                             (In thousands except per share amounts)
Interest income:
         Interest and fees on loans .......................................   $    4,101         3,371        3,243
         Interest on federal funds sold ...................................          176            60           56

         Interest on investment securities
         Taxable ..........................................................        1,309         1,331        1,767
         Nontaxable .......................................................          429           398          169
                                                                            ---------------------------------------
         Total interest income ............................................        6,015         5,160        5,235
Interest expense: .........................................................         --
         Interest on deposits (Note 7) ....................................        2,564         1,791        1,804
         Interest on short-term borrowings ................................            5             4            1
         Interest on long-term debt .......................................         --               6           42
                                                                            ---------------------------------------
         Total interest expense ...........................................        2,569         1,801        1,847
                                                                            ---------------------------------------
         Net interest income ..............................................        3,446         3,359        3,388
Provision for loan losses (Note 5) ........................................          279            90          236
                                                                            ---------------------------------------
         Net interest income after provision for loan losses ..............        3,167         3,269        3,152
                                                                            ---------------------------------------
Non-interest income:
         Service charges on deposits ......................................          790           748          675
         Other service charges and fees, net ..............................          226           178          162
         Securities gains .................................................         --             104         --
                                                                            ---------------------------------------
         Total non-interest income ........................................        1,016         1,030          837
                                                                            ---------------------------------------
Non-interest expense:
         Salaries and employee benefits ...................................        1,911         1,739        1,567
         Occupancy expense, net ...........................................          250           271          309
         Other real estate owned, net .....................................          (15)           92           66
         Other (Note 9) ...................................................        1,009         1,104        1,126
                                                                            ---------------------------------------
         Total non-interest expense .......................................        3,155         3,206        3,068
                                                                            ---------------------------------------

         Income before income taxes and cumulative effect of change in
                 accounting  principle ....................................        1,028         1,093          921
Income tax expense (Note 10) ..............................................          253           264          266
                                                                            ---------------------------------------
         Income before cumulative effect of change in accounting principle           775           829          655
Cumulative effect of change in accounting principle (Note 10) .............           --            --          116
                                                                            ---------------------------------------
         Net income (loss) ................................................   $      775           829          771
                                                                            =======================================
Earnings (loss) per share:

         Income before cumulative effect of change in accounting principle          0.15          0.17         0.10
         Cumulative effect of change in accounting principle ..............           --            --         0.04
                                                                            ---------------------------------------
         Net income (loss) ................................................         0.15          0.17         0.14
                                                                            =======================================
Average outstanding common shares .........................................        2,532         2,644        2,644
                                                                            =======================================

See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                     December 31,
                                                                                  1995         1994
                                                                              -------------------------
                                                                                    (In thousands)
ASSETS
Cash and due from banks ....................................................   $  2,584       2,440
Federal funds sold .........................................................      6,300        --
Investment securities (Note 3) .............................................     28,800      30,588
Loans (Notes 4 & 12) .......................................................     44,144      41,974
         Unearned discounts ................................................         (2)        (14)
         Allowance for loan losses (Note 5) ................................       (538)       (559)
                                                                              -------------------------
           Loans, net ......................................................     43,604      41,401
Property and equipment, net (Note 6) .......................................      3,880       4,051
Other real estate owned ....................................................         63         180
Accrued interest receivable ................................................        589         612
Accounts receivable ........................................................         93          90
Other assets ...............................................................        158         358
                                                                              -------------------------
                                                                               $ 86,071      79,720
                                                                              =========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
         Interest bearing (Note 7) .........................................     60,975      56,178
         Non-interest bearing ..............................................     15,295      13,469
                                                                              -------------------------
         Total deposits ....................................................     76,270      69,647
                                                                              -------------------------
         Securities sold under repurchase agreement --ot ...................          8)      1,500
         Deferred income taxes (Note 10) ...................................      1,209       1,199
         Other liabilities .................................................        769         425
                                                                              -------------------------
         Total liabilities .................................................     78,248      72,771
                                                                              -------------------------
Commitments and contingencies (Notes 13, 14 & 15 )
Stockholders' equity (Note 15):
         Preferred stock 9% cumulative, nonvoting $30 par value, redeemable the Company's option at par plus cumulative unpaid
            dividends.  Cumulative unpaid preferred dividends amount to
            $4,018,410 or $27.68 per share at December 31, 1995
            Authorized 150,000 shares; issued and outstanding 145,200
            shares in 1995 and 1994. Liquidation preference of
            $8,374,410 and $7,982,370, respectively.........................      4,356       4,356
         Class B preferred stock, $1 par value. Authorized 500,000 shares;
            none issued or outstanding .....................................       --          --
         Common stock, $1 par value. Authorized 10,000,000 shares; issued
            2,805,385 shares in 1995 and 1994 ..............................      2,805       2,805
         Additional paid-in capital ........................................      7,358       7,358
         Accumulated deficit ...............................................     (5,540)     (6,315)
                                                                              -------------------------
         Net unrealized holding loss on investment securities ..............        (59        (158)
            available-for-sale, net of deferred taxes
                                                                              -------------------------
                                                                                  8,920       8,046
                                                                              =========================
         Less cost of common stock held in treasury (273,148 shares in 1995
            and 1994) ......................................................     (1,097)     (1,097)
                                                                              -------------------------
         Net stockholders' equity ..........................................      7,823       6,949
                                                                              -------------------------
                                                                                $86,071      79,720
                                                                              =========================

 See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARE'S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY .

                                                                       Years ended December 31,
                                                                     1995       1994       1993
                                                                  --------------------------------
                                                                           (In thousands )
      Preferred stock:

         Balance at beginning and end of year .................     4,356      4,356      4,356
                                                                  --------------------------------
      Common stock:

                 Balance at beginning and end of year .........     2,805      2,805      2,805
                                                                  --------------------------------
      Additional paid-in capital:

                 Balance at beginning and end of year .........     7,358      7,358      7,358
                                                                  --------------------------------
      Accumulated deficit:

                 Balance at beginning of year                      (6,315)    (7,144)    (7,915)
                 Net income (loss) ............................       775        829        771
                                                                  --------------------------------
                 Balance at end of year .......................    (5,540)    (6,315)    (7,144)
                                                                  --------------------------------

      Treasury stock:

                 Balance at beginning and end of year .........    (1,097)    (1,086)    (1,086)
                 Purchase stock ...............................      --          (11)      --
                                                                  --------------------------------
                 Balance at end of year .......................    (1,097)    (1,097)    (1,086)
                                                                  --------------------------------

                 Net stockholders' equity .....................   $ 7,823      6,949      6,289
                                                                  ================================


See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Years ended December 31,
                                                                         1995         1994         1993
                                                                        --------------------------------
                                                                                 (In thousands)
Cash flows from operating activities:
  Net income (loss) ..................................................   $   775        829        771
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation .......................................................       416        378        368
  Provision for loan losses ..........................................       279         90        236
  Provision for market decline-other real estate .....................         9         85         63
  Amortization of intangibles included in other assets ...............       147        147        147
  Amortization of premium, accretion of discounts, net ...............        83        113        175
  Gain on sale of investment securities ..............................        --       (104)        --
  Loss on sale of property and equipment .............................        --         --         49
  Increase (decrease) in interest payable ............................       310         29        (89)
  Decrease (increase) in interest receivable .........................        23        (75)       (66)
  Decrease in other real estate owned, accounts receivable and other
    assets ...........................................................       158        387        155
  (Decrease) increase in deferred income taxes .......................       (55)       (15)        40
  Increase (decrease) in other liabilities ...........................        34        (17)       (56)
                                                                        --------------------------------
    Total adjustments ................................................     1,404      1,018      1,022
                                                                        --------------------------------
Net cash provided by operating activities ............................     2,179      1,847      1,793
                                                                        --------------------------------
Cash flows from investing activities:
  Proceeds from sales of investment securities .......................     1,775      3,239         --
  Proceeds from principal payments on mortgage backed securities .....     1,789      3,192      9,861
  Purchase of investment securities ..................................    (1,695)    (7,496)    (6,478)
  Net increase in loans ..............................................    (2,482)    (4,982)    (2,941)
  Capital expenditures ...............................................      (245)      (319)      (336)
  Proceeds from sale of property and equipment .......................        --         --         --
                                                                        --------------------------------
Net cash provided by investment activities ...........................      (858)    (6,366)      (402)
                                                                        --------------------------------
Cash flows form financing activities:
  Net increase (decrease) in interest bearing and non-interest
    bearing demand deposits, savings and certificates of deposit .....     6,623      3,553     (4,208)
  (Decrease) increase in securities sold under repurchase agreement ..    (1,500)     1,500         --
  Repayment of long-term debt ........................................        --       (450)      (450)
Purchase of treasury stock ...........................................        --        (11)        --
                                                                        --------------------------------
Net cash provided by (used in) financing activities ..................     5,123      4,592     (4,658)
                                                                        --------------------------------
Net increase (decrease) in cash equivalents ..........................     6,444         73     (2,463)
Cash and cash equivalents at beginning of year .......................     2,440      2,367      4,830
                                                                        --------------------------------
Cash and cash equivalents at end of year .............................     8,884      2,440      2,367
                                                                        --------------------------------
Supplemental disclosure of noncash investing activities:
                                                                        --------------------------------
Change in unrealized holding loss on investment securities
  available-for-sale, net of deferred taxes of $65,000 in 1995 and
  $104,000 in 1994 ...................................................   $    99        158         --
                                                                        ================================


 See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995, 1994 AND 1993

1.     Summary of Significant Accounting Policies

       United Oklahoma Bankshares, Inc. (the "Company") and its subsidiaries provide a full range of banking services to individual and corporate customers principally in eastern Oklahoma county. The Company is subject to competition from other financial service companies and financial institutions. The Company is subject to regulations of the Federal Reserve Bank. United Bank ("UB") is subject to regulations of the Federal Deposit Insurance Corporation and the Oklahoma State Banking Department. The Company and UB undergo periodic examinations by those regulatory authorities.

       PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

       The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Those estimates and assumptions relate principally to the determination of the allowance for possible loan losses and the valuation of assets acquired in foreclosure. The accounting policies for these items and other significant accounting policies are presented below:

       The consolidated financial statements include the accounts of the Company and its subsidiaries, all wholly owned, after elimination of all significant intercompany accounts and transactions.

       CASH AND SHORT TERM INVESTMENTS

       UB is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1995, was approximately $516,000.

       In making short-term investment decisions, the Company considers its board-approved policies, liquidity needs, potential rate of rerun, and credit risk. For purposes of evaluating credit risk, the stability of the financial institutions and other entities conducting business with the Company is periodically reviewed.

       The Company had concentrations of credit risk with one financial institution in the form of a correspondent bank account and federal funds sold in the amount of $1,912,000 and $1,483.000 at December 31, 1995 and 1994, respectively. If the financial institution failed to completely perform under the terms of the financial instruments, the exposure for credit loss would be the amount of the financial instruments less the amount covered by the Federal Deposit Insurance Corporation ("FDIC") of $100,000.

       For the purposes of the Statements of Cash Flows, the Company considers overnight Federal funds sold to be cash equivalents.

       Cash paid for interest was approximately $2,259,000, $1,772,000, and $1,937,000 in 1995, 1994, and 1993,
       respectively.

       INVESTMENT SECURITIES

       The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115. "Accounting for Certain Investments in Debt and Equity Securities," at January 1, 1994 Under SFAS No. 115, the Company has classified its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. No investment securities within the portfolio are considered trading. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in held-to-maturity are classified as available-for-sale.

       Available-for-sale securities are recorded at fair value.
       Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts.
       Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are not included in earnings and are reported as a separate component of stockholders' equity until realized.

       A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

       Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using a method that approximates the interest method. Dividend and interest income are recognized when earned. Realized gains an losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

       LOANS AND ASSETS ACQUIRED IN FORECLOSURE

       Loans are generally carried at amounts advanced less payments received. Interest income is recorded on discounted loans by use of a method which produces a reasonable approximation of constant yield on the outstanding principal. Interest income is accrued as earned on non-discounted loans except for loans designated as non-accrual.

       Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when loan becomes contractually past due by ninety days or more wit respect to principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income of such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

       The allowance for possible loan losses is maintained at levels which management considers necessary to reflect the credit risks of the loan portfolio. For financial reporting purposes the provision to be charged as an operating expense is based on an assessment of specific problem loans, local economic conditions, past due loan loss experience and such other factors which in management's judgment deserve current recognition necessary to maintain the allowance at an adequate level.

       Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." The Company's nonperforming loan policies which address non-accrual loans, meet the definition set forth for "impaired loans" in SFAS No. 114. The Company had no significant impaired loans outstanding in 1995 under the guidelines of SFAS No. 114.

          Under these standards, the 1995 allowance for loan losses related to loans that have been identified as impaired as based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans, or observable market price of the impaired loan. Loans are considered impaired when it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan. The Company recognizes interest income on impaired loans using the same method as that used for non-accrual loans.

          Real estate and other assets acquired through foreclosure are recorded at fair value as of that date. Fair value is based on independent appraisals and other relevant factors. This value becomes the asset's new "cost". After foreclosure, these assets are carried at the lower of "cost" or fair value minus estimated costs to sell. Any subsequent write-downs are charged against non-interest expense. Operating expenses of such properties, net of related income, and gains and losses on
          their disposition are included in      non-interest expense.

          While management uses all available information to recognize losses on loans and other real estate owned, future losses may become necessary based on changes in economic conditions, particularly in the local economies in which the Company operates. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for possible loan losses and carrying values of assets acquired in foreclosure. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

          PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense and is computed by use of the straight-line method over the estimated useful lives of the depreciable assets. The estimated useful lives are 2 to 40 years for buildings and improvements, and 3 to 20 years for furniture, fixtures and equipment. Maintenance and repairs are charged directly to expense as incurred while improvements are capitalized. When assets are retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in operations.

          INCOME TAXES

          The Company files a consolidated income tax return with its subsidiaries. The Company's subsidiaries are charged for income taxes attributable to their taxable income and reimbursed for any tax benefit resulting from their tax losses and tax credits utilized by the Company to reduce consolidated taxable income.

          Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations.

          SFAS No. 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          COMPUTATION OF EARNINGS PER SHARE

          Earnings per share are based on the weighted average number of shares of common stock outstanding during the year after considering cumulative preferred stock dividends. Cumulative preferred stock dividends accrue annually at approximately $392,000.

2.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107,
"Disclosures About Fair Value of Financial Statements" requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates methods and assumptions are set forth below for the Company's financial instruments.

                                         December 31, 1995
                                   -----------------------------
                                          (In thousands)
                                      Carrying      Estimated
                                       value        Fair Value
Financial Assets
    Cash and due from banks ...........   $ 2,584     2,584
    Federal funds sold ................     6,300     6,300
    Investment securities .............    28,800    28,830
    Loans .............................    43,604    43,520
Financial Liabilities
    Non-interest-bearing deposits .....    15,295    15,295
    Interest-bearing deposits .........    69,975    61,107
Off-Balance sheet Financial Instruments
    Commitments to extend credit ......      --        --
    Standby letters of credit .........      --        --

CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD

The carrying amounts of these financial instruments approximate fair value due to the short maturity of these financial instruments.

INVESTMENT SECURITIES

The fair value of investment securities, except obligations of states and municipalities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain obligations of state and municipalities are not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, installment and credit card loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of loans, except credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using rates of notes of similar terms and type. The fair value of credit card loans are assumed to be at carrying value.

LIABILITIES

Under SFAS No. 107, the fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts is equal to the amount payable on demand as of December 31, 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered of similar remaining maturities.

The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The fair value of commitments to extend credit and standby letters of credit is considered to be equal to carrying value.

LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result form offering for sale at one time the Company's entire holdings of particular financial instruments. Because no market exists for the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.


3.  INVESTMENT SECURITIES

As discussed in note 1, the Company adopted SFAS No. 115 as of January 1, 1994. The net effect of this change in accounting principle of $170,063, net of deferred taxes, was determined as of January 1, 1994, and is reported as a separate component of stockholders' equity.

In December 1995, the Company transferred investments held-to-maturity with a carrying value totaling $21,128,000 to available-for-sale. The securities were transferred at fair value of approximately $21,037,000, resulting in an unrealized loss of $91,000. The transfer occurred as allowed by the Financial Accounting Standards Board's provision that allowed entities to reassess by December 31, 1995, the appropriateness of the classifications of all investment securities. Management believes there has been no permanent impairment in the value of the Company's investment securities.

Investment securities at December 31, 1995 and 1994, consist of (in thousands):

                                                                  1995      1995
                                                               ----------------------
                Available-for-sale, at fair value. . . . . . .    $28,009     7,137
                Held-to-maturity, at amortized cost. . . . . .        791    23,451
                                                               ----------------------
                                                                 $28,800    30,588
                                                               ======================

The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale and held-to-maturity securities by major security type at December 31, 1995, were as follows (in thousands):

                                        ----------------------------------------------------
                                                         Gross          Gross
                                         Amortized    Unrealized     Unrealized       Fair
                                            Cost         Gains         Losses         Value
                                        ----------------------------------------------------
Available-for-sale:
     U.S. Treasury securities . . . .    $ 2,094          20            --          2,114
     Securities of other U.S. . . . .       747            3            (7)           743
     government agencies
     State & Municipal  . . . . . . .     9,074           43           (71)         9,046
                                        ----------------------------------------------------

                                         11,915           66           (78)        11,903
                                        ----------------------------------------------------
     Mortgage-backed securities . . .    16,192          106          (192)        16,106
                                        ----------------------------------------------------
                                        $28,107          172          (270)        28,009
                                        ====================================================
Held-to-maturity:
     States and municipals. . . . . .   $   791           30            --            821
                                        ====================================================


The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale and held-to-maturity securities by major security type at December 31, 1994 were as follows (in thousands):

                                        ----------------------------------------------------
                                                         Gross          Gross
                                         Amortized    Unrealized     Unrealized       Fair
                                            Cost         Gains         Losses         Value
                                        ----------------------------------------------------
Available-for-sale:
     U.S. Treasury securities ........  $   829           --            (11)           818
     Mortgage-backed securities ......    6,570           --           (251)         6,319
                                        ----------------------------------------------------
                                        $ 7,399           --           (262)         7,137
                                        ====================================================
Held-to-maturity:
     U.S. Treasury securities ........  $ 1,264           --           (78)          1,186
     Securities of other U.S. ........      747           --           (62)            685
     government agencies
     States and municipals ...........    9,972            3          (545)          9,430
                                        ----------------------------------------------------
                                         11,983            3          (685)         11,301
   Mortgage-backed securities ......     11,468            6          (490)         10,984
                                        ----------------------------------------------------
                                        $23,451            9        (1,175)         22,285
                                        ====================================================

The amortized cost and fair value of investment securities at December 31, 1995, by contractual maturity, in thousands, are shown below. Expected maturities will differ from contractual maturities because issuers of investment securities may have the right to call or prepay obligations.

                                                                 Amortized
                                                         Cost      Fair Value
                                                        ----------------------
Available-for-sale:
      Due in one year or less .......................    $ 1,495     1,503
      Due after one year through five year ..........      7,588     7,594
      Due after five years through ten yea ..........      2,612     2,585
      Due after ten years ...........................        220       221
                                                      ------------------------
                                                          11,915    11,903
      Mortgage-backed securities ....................     16,192    16,106
                                                      ------------------------

                                                         $28,107    28,009
                                                      ------------------------
Held-to-maturity:

      Due after one year through five year$ .........        78         82
      Due after five years through ten yea ..........       713        739
                                                      ------------------------
                                                            791        821
                                                      ------------------------
                                                        $28,898     28,830
                                                      ========================



There were no sales of investment securities in 1995 or 1993. Proceeds from sales of available-for-sale securities during 1994 were approximately $3,239,000 and the gross realized gains were approximately $104,000. None of the investment securities were sold for losses.

Investment securities having a carrying value of approximately $12,104,000 and $14,656,000 at December 31, 1995 and 1994, respectively, were pledged to secure public funds on deposit and for other purposes required by law.

4.   LOANS

A summary of the Company's loans is as follows:


                                                        1995            1994
                                                      ------------------------
                                                          (In thousands)
Commercial, financial and agricultural              $  11,450          11,917
Real estate - construction                              2,785           1,556
Real estate - mortgage                                 19,662          19,708
Credit card receivables                                   522             625
Installment                                             9,725           8,168
                                                      ------------------------
     Total loans                                    $  44,144          41,974



At December 31, 1995 and 1994, loans on which interest had ceased to be accrued approximated $184,000 and $178,000, respectively. Had the accrual status of these been normal, approximately $21,000 and $47,000 of additional interest would have been earned in 1995 and 1994, respectively. At December 31, 1995 and 1994, there were no commitments to lend additional funds to borrowers with loans on which the accrual of interest has been discontinued.

At December 31, 1995 and 1994, loans to executive officers, directors, their immediate families and companies in which they own a significant interest aggregated approximately $80,000 and $151,000, respectively. During 1995 approximately $31,000 of loan advances were made, and repayments totaled $102,000. In management's opinion, such transactions were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk.

The Company grants commercial, real estate, and consumer loans to customers principally in the state of Oklahoma. Although the Company has a diversified loan portfolio, the majority of its customers consist of individual and corporate borrowers in eastern Oklahoma county.

Contractual maturity and rate sensitivity distribution of loans at December 31, 1995 is as follows:

                                              One Year       One to        Over Five
                                              or Less      Five Years        Years         Total
                                            ------------------------------------------------------
                                                            (In thousands)
Commercial, financial and agricultural .....   $ 8,533       2,570            347         11,450
Real estate-construction ...................     2,139         141            505          2,785
Real estate-mortgage .......................     2,795      13,519          3,348         19,662
Credit card receivables ....................       522          --             --            522
Installment ................................     1,263       8,036            426          9,725
                                            ------------------------------------------------------

       Total .....................             $15,252       24,266         4,626         44,144
                                            ======================================================

Interest sensitivity of loans by contractual
maturity:
    Predetermined rate ........                  7,134       19,611         1,565         28,310
    Variable rate .............                  8,118        4,655         3,061         15,834
                                            ------------------------------------------------------

       Total .....................             $15,252       24,266         4,626         44,144
                                            ======================================================



5.     ALLOWANCE FOR LOAN LOSSES

A summary of transactions in the allowance for loan losses is as follows:


                                                               Years ended December 31,
                                                        1995            1994            1993
                                                    -------------------------------------------
                                                                  (In thousands)
Balance $t beginning of period                      $   559             437              469
 Provisions charged to expense                          279              90              236
Recoveries                                               50             123               19
Loans charged off                                      (350)            (91)            (287)
                                                    -------------------------------------------
Balance at end of year                               $  538             559              437
                                                    ===========================================


6.    PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:


                                                              1995            1994
                                                         -----------------------------
                                                                 (In thousands)
Land .................................................... $    751             751
Bank buildings and equipment ............................    5,681           5,601
Furniture and equipment  ................................      861             713
                                                         -----------------------------
                                                             7,293           7,065
Less accumulated depreciation ...........................    3,413           3,014
                                                         -----------------------------
                                                          $  3,880           4,051
                                                         =============================

7. DEPOSITS

Included in interest bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1995 and 1994 are as follows:

                                   1995      1994
                                 ------------------
                                   (In thousands)
3 months or less................    $5,418    8,555
Over 3 months through 6 months..     1,294    1,446
Over 6 months through 12 months.       750    1,314
Over 12 months..................       100      198
                                 ------------------
                                    $7,562   11,513
                                 ==================

The interest expense on these deposits approximated $530,000 and $375,000 for the years ended December 31, 1995 and 1994, respectively.

8. SECURITIES SOLD UNDER REPURCHASE AGREEMENT

In 1994, the Company sold a mortgage-backed security under a repurchase agreement. The agreement was for less than 1 month. In 1995, the security was repurchased for the same amount as it was sold for plus interest of 6.1%.

9. OTHER NON-INTEREST EXPENSE

                                        Years ended December 31,
                                      -----------------------------
                                        1995       1994      1993
                                      -----------------------------
                                             (In thousands)
Outside service expense.............     $  157       181       161
Advertising and business development        153       156        94
Postage.............................         73        65        57
Stationery, printing and supplies...         96        83        71
Collection expense..................         30        56       107
Data processing expense.............        113       112       124
Other...............................        387       451       512
                                      -----------------------------
                                         $1,009     1,140     1,126
                                      =============================

10. INCOME TAXES

As discussed in note 1, the Company adopted SFAS 109 as of January 1, 1993.
The cumulative effect of this change in accounting for income taxes of $116,000 was determined as of January 1, 1993 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993.

The components of income taxes are as follows:

                                       Years ended December 31,
                                  ----------------------------------
                                       1995         1994      1993
                                  ----------------------------------
                                            (In thousands)
Current:
 Federal......................             $225       228        208
 State........................               54         -          -
                                  ----------------------------------
                                            279       228        208
                                  ----------------------------------
Deferred:
 Federal......................              (22)      (14)        16
 State........................               (4)       50         42
                                  ----------------------------------
                                            (26)       36         58
                                  ----------------------------------
 Income tax expense (benefit).             $253       264        266
                                  ==================================

The Company's tax provision on income before provision for income taxes differs from a normal 34% tax rate as shown be low:

                                                     Years ended December 31,
                                                   1994          1994      1993
                                              ----------------------------------
                                                        (In thousands)
Income before income taxes multiplied by 34%
in 1995, 1994 and 1993......................           $ 350       372       313
Tax exempt interest.........................            (132)     (158)      (83)
State income taxes..........................              33        33        28
Other, net..................................               2        17         8
                                              ----------------------------------
                                                       $ 253       264       266
                                              ==================================

Cash paid for income taxes was approximately $212,000, $291,000 and $95,000 in 1995, 1994 and 193, respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994, are presented below:


                                                                  1995     1994
                                                               -----------------
Deferred tax assets:
 Other real estate, principally due to charge offs............     $    6     30
 Alternative minimum tax credit carryforward..................        100     97
 Other........................................................         22
                                                               -----------------
 Total gross deferred tax assets before net unrealized holding
  loss on investment securities available-for-sale............        128    127

Deferred tax asset on net unrealized holding loss on
 investment securities available-for-sale.....................         39    104
                                                               -----------------
   Total gross deferred tax assets............................        167    231
                                                               -----------------
Deferred tax liabilities
 Property and equipment, principally due to difference
 in depreciation..............................................        540    549
 Loans, principally due to allowance for loan losses..........        836    828
 Purchased core deposit intangible, principally due to
 difference in amortization...................................          -     53
                                                               -----------------
 Total gross deferred tax liabilities.........................      1,376  1,430
                                                               -----------------
 Net deferred tax liability...................................     $1,209  1,199
                                                               =================

A valuation allowance for deferred tax assets was not required as of December 31, 1995, 1994, or 1993 due to management's expectation of the future reversal of deferred tax liabilities.

At December 31, 1995, the Company has an alternative minimum tax credit carryforward of approximately $100,000 which is available to reduce future federal regular income taxes, if any, over an indefinite period.

11. EMPLOYEE BENEFIT PLANS

The company sponsors a defined contribution 401(k) plan covering substantially all employees under which employees' contributions may be partially matched by the Company. The Company's contributions in 1995, 1994, and 1993 were $53,000, $50,000, and $41,000, respectively.

12. RELATIONSHIPS WITH CERTAIN STOCKHOLDERS AND AFFILIATES

The Company and its subsidiaries, through common owners and/or directors, are considered to be related parties for financial reporting purposes with one other bank holding company and its bank.

UB sold loan participations to this bank totaling $97,000 and $169,000 at December 31, 1995 and 1994, respectively.

13.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by one of the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31 are as follows:

                                       1995       1994
                                    ---------------------
      Commitments to extend credit  $6,496,000  5,341,000
      Standby letters of credit...     588,000    948,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of the collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property and equipment, real estate, livestock, and income producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. All of the standby letters of credit at December 31, 1995, are short-term guarantees; they expire prior to December 31, 1996. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. When deemed necessary, the Company may hold a variety of collateral to support these commitments similar to the types of collateral held for commitments to extend credit.

14. COMMITMENTS AND CONTINGENCIES

The Company, through its United Del City Tower subsidiary, leases excess office space. Future minimum rentals for non-cancelable office leases, with initial or remaining terms of one year or more consisted of the following at December 31, 1995:

         1996..........   $378,000
         1997..........    285,000
         1998..........     85,000
         1999..........     14,000

15. REGULATORY CAPITAL REQUIREMENTS

United Bank is subject to certain regulatory capital regulations which require the maintenance of certain levels of capital as a percentage of risks-adjusted assets. These regulations define capital as either core capital (Tier 1) or supplementary capital (Tier 2). Core capital consists primarily of common shareholders' equity, while supplementary capital is comprised of preferred stock, certain debt instruments, and a portion or, the allowance for loan losses. At December 31, 1995, the required core capital is 4.00% and total risk-based capital is 8.00%. UB's core and total risk-based capital exceed regulatory guidelines at December 31, 1995 and 1994, respectively, and are as follows:


                                                   1995    1992
                                                  --------------
               Tier 1 capital (core)              13.27%  13.05%
               Tier 2 capital (total risk-based)  15.28   14.11


The payment of dividends by the subsidiaries is restricted by regulatory capital requirements. At December 31, 1995, approximately $1,328,000 is available from United Bank's retained earnings for distribution as a dividend to the Company in 1996 without regulatory approval.

16. PARENT COMPANY FINANCIAL STATEMENTS

Following are the condensed financial statements for United Oklahoma Bankshares, Inc. (Parent Company Only):

                            STATEMENTS OF OPERATIONS

                                                       Years ended December 31,
                                                     ----------------------------
                                                       1995      1994      1993
                                                     ----------------------------
                                                            (In thousands)
Income:
 Dividend from UB..................................        -        275       450
 Interest..........................................       40          8         8
                                                     ----------------------------
     Total.........................................       40        283       458
                                                     ----------------------------
Expenses:
 Interest..........................................        -          6        42
 Other.............................................       20         20        72
                                                     ----------------------------
     Total.........................................       20         26       114
                                                     ----------------------------
Income before income taxes, undistributed income
 of subsidiaries and cumulative effect of change in
 accounting principle..............................       20        257       344
Income tax (expense) benefit.......................       (8)         7        40
                                                     ----------------------------
Income before undistributed income of subsidiaries
 and cumulative effect of change in accounting
 principle.........................................       12        264       384
Equity in undistributed income of subsidiaries.....      763        565       271
                                                     ----------------------------
Income before cumulative effect of change in
 accounting principle..............................      755        829       655
Cumulative effect of change in accounting principle        -          -       116
                                                     ----------------------------
     Net income (loss).............................     $775        829       771
                                                     ============================

                                 BALANCE SHEETS

                                                                                    December 31,
                                                                                 -------------------
                                                                                    1995      1994
                                                                                 -------------------
ASSETS                                                                             (In thousands)
Cash and cash equivalents.................................................         $   163       68
Investment in UB at equity................................................           7,770    6,908
Other assets..............................................................              61       60
                                                                                 -------------------
                                                                                   $ 7,994    7,036
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities, principally deferred income taxes.         $   171       87
                                                                                 -------------------
     Total liabilities....................................................             171       87
                                                                                 -------------------
Preferred stock...........................................................           4,356    4,356
Common stock..............................................................           2,805    2,805
Additional paid-in capital................................................           7,358    7,358
                                                                                 -------------------
Accumulated deficit.......................................................          (5,540)  (6,315)
Net unrealized holding loss on investment securities available-for-sale
 held by UB, net of deferred taxes........................................             (59)    (158)
                                                                                 -------------------
                                                                                     8,920    8,046
Less cost of common stock held in treasury................................          (1,097)  (1,097)
                                                                                 -------------------
       Net stockholders' equity                                                      7,823    6,949
                                                                                  ------------------
                                                                                   $ 7,994    7,036
                                                                                 ===================

                            STATEMENTS OF CASH FLOWS

                                                             Years ended December 31,
                                                             1995      1994      1993
                                                           ---------------------------
                                                                  (In thousands)
Cash flows from operating activities:
 Net income.............................................       775       829       771
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
   Equity in undistributed income of subsidiaries.......      (763)     (565)     (271)
   Loss on sale of land.................................         -         -        (49
   Cumulative effect of change in accounting principle           -         -      (116)
   Increase (decrease) in other liabilities.............        84       (94)      151
                                                           ---------------------------
     Total adjustments..................................      (680)     (659)     (187)
                                                           ---------------------------
Net cash provided by operating activities...............         -         -        93
                                                           ---------------------------
Cash flows from investing activities:
 Proceeds from sale of land.............................         -         -        93
Cash flows from financing activities:
 Purchase of treasury stock.............................         -       (11)        -
 Repayment of long-term debt............................         -      (450)     (450)
                                                           ---------------------------
Net cash provided by financing activities...............         -      (461)     (450)
                                                           ---------------------------
Net increase (decrease) in cash and cash equivalents....        95      (291)      227
                                                           ---------------------------
Cash and cash equivalents at beginning of year..........        68       359       132
                                                           ---------------------------
Cash and cash equivalent at end of year.................       163        68       359
                                                           ===========================

INDEPENDENT AUDITORS' REPORT
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES



The Board of Directors and Stockholders
United Oklahoma Bankshares, Inc.:

We have audited the accompanying consolidated balance sheets of United Oklahoma Bankshares, Inc. (the Company) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the mounts and disclosures: in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Oklahoma Bankshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," in 1995, No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994 and No. 109, "Accounting for Income Taxes," in 1993.

                                                      KPMG PEAT MARWICK

Oklahoma City, Oklahoma
February 16, 1996

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

CONDENSED AVERAGE BALANCE SHEETS

                                                                            YEARS ENDED DECEMBER 31
                                                       -----------------------------------------------------------
                                                                   1995                          1994
                                                       -----------------------------------------------------------
                                                                             (IN THOUSANDS)
AVERAGE ASSETS:
 Cash and due from banks............................          $2,630     321    %           2,605     3.33      %
 Federal funds sold.................................           3,022    3.68                1,599     2.04
 Investment securities..............................          30,437   37.11               31,869    40.76
 Loans..............................................          41,444   50.53               37,263    47.66
 Less:  Allowance for loan losses...................           (568)   (0.69)                (534)   (0.68)
 Property and equipment, net........................           3,966    4.84                4,047     5.18
 Accrued interest and other assets..................           1,093    1.32                1,334     1.71
                                                       -------------  ------               ------   ------
                                                             $82,024  100.00    %          78,183   100.00      %
                                                        ============  ======               ======   ======
AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY:
 Deposits:
  Demand:
   Individuals, partnerships and corporations........         14,287   17.42    %          13,422    17.17      %
  Money market checking..............................          9,129   11.13                9,772    12.50
  Savings and money market savings...................         17,424   21.24               18,962    24.25
  Time...............................................         31,864   38.85               27,425    35.08
                                                       -------------  ------               ------   ------
    Total deposits...................................         71,704   88.64               69,581    89.00
 Short-term borrowings...............................             89    0.11                   79     0.10
 Long-term debt......................................              -    0.00   97              97     0.12
 Accrued interest and other liabilities..............          1,846    2.25                1,771     2.27
                                                       -------------  ------               ------   ------
    Total liabilities................................         74,639   91.00               71,528    91.49
                                                        ------------  ------               ------   ------
 Stockholders' equity:
  Preferred stock....................................          4,356    5.31                4.356     5.57
  Common stock.......................................          2,805    3.42                2,805     3.59
  Additional paid-in capital.........................          7,358    8.97                7,358     9.41
  Accumulated deficit................................        (5,926)   (7.22)              (6,779    (8.67)
  Net unrealized holding gain (loss) on
  investment securities available-for-sale,
  net of deferred taxes..............................          (111)   (0.14)                   3     0.00
                                                       -------------  ------               ------   ------
                                                               8,482   10.34                7.743     9.90
  Less cost of common stock held in treasury.........        (1,097)   (1.34)              (1.088    (1.39)
                                                        ------------  ------
   Net stockholders' equity..........................          7,385    9.00                6.655     8.51
                                                       -------------  ------               ------   ------
                                                              82,024  100.00    %          78,183   100.00      %
                                                        ============  ======               ======   ======

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF NET INTEREST INCOME


                                                                                       YEARS ENDED DECEMBER 31,
                                                                   ------------------------------------------------------------
                                                                             1995                                1994
                                                                   ------------------------------------------------------------
                                                                   Average    Income/  Yield/     Average     Income/  Yield/
                                                                   Balance    Expense  Rate       Balance     Expense  Rate
                                                                   ------------------------------------------------------------
                                                                                          (IN THOUSANDS)
Earning Assets:
  Investment securities (1).........................
   Taxable..........................................                 $20,587    1,309  6.36    %      22,387    1.331  5.95    %
   Non-taxable......................................                  10,036      429  4.27            9.477      398  4.20
                                                                   ---------  -------  ----       ----------  -------  ----
                                                                      30,623    1,738  5.68           31,864    1,729  5.43
  Federal funds sold................................                   3,022     1.76  5.82            1,599       60  3.75
  Loans, net of unearned discount (1)...............                  41,444    4,101  9.90           37,263    3,371  9.05
                                                                   ---------  -------  ----       ----------  -------  ----
Total earning assets/total interest income..........                 $75,089    6,015  8.01    %      70,726    5,160  7.30    %
                                                                   =========  =======  ====       ==========  =======  ====
Interest Bearing Liabilities:
  Interest bearing deposits.........................                  58,417    2,564  4.39           56,159    1,791  3.19
  Short-term borrowings.............................                      89        5  5.62               79        4  5.06
  Long-term debt....................................                       0        0  0.00               97        6  6.19
                                                                   ---------  -------  ----       ----------  -------  ----
   Total interest bearing liabilities/total
   interest expense.................................                  58,506    2,569  4.39    %      56,335    1,801  3.20
                                                                   =========  =======  ====       ==========  =======  ====
Differentials/net interest income...................                  16,583    3,446  3.62    %      14,391    3,359  4.10    %
                                                                   =========  =======  ====       ==========  =======  ====
  Net interest income as reported/interest
   earning assets...................................                                   4.59    %                       4.75    %
                                                                                       ====                            ====

(1)  The amortized cost is used in the average balance calculation.

(2) Loans, classified as non-accruing are included in the average balance calculation.

SELECTED STATISTICAL, INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

LOAN CONCENTRATIONS


                                                December 31, 1995
                                              ----------------------
                                                            Percent
                                                Amount     of Total
                                              ----------------------
                                                  (In thousands)

Commercial, financial and agricultural.           $11,450      25.94    %
Real estate-construction...............             2,785       6.31
Real estate-mortgage...................            19,662      44.54
Credit card receivables................               522       1.18
Installment............................             9,725      22.03
                                              ----------------------
Total loans............................           $44,144     100.00    %
                                              ======================

---------------

Participations purchased amounting to $163,000 at December 31, 1995 are included in commercial. In addition, it should be noted that certain commercial loans may be secured by real estate.

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES


                                                         Years ended December 31,
                                                         ------------------------
                                                            1995            1994
                                                         ------------------------
                                                             (In thousands)
Balance at beginning of period....................       $      559          437
Charge-offs:
  Commercial, financial and agricultural..........             (176)         (82)
  Credit card receivables, installment............             (174)          (9)
                                                         ------------------------
    Total charge-offs.............................             (350)         (91)
                                                         ------------------------
Recoveries:
  Commercial, financial and agricultural..........               42          109
  Installment.....................................                8           14
                                                         ------------------------
    Total recoveries..............................               50          123
                                                         ------------------------
Net charge-offs...................................             (300)          32
Additions charged to operating expense............              279           90
                                                         ------------------------
Balance at end of period..........................       $      538          559
                                                         =======================
Total average loans, net of unearned discount.....       $   41,444       37,263
                                                         =======================
Ratio of net charge-offs to total average loans,
  net of unearned discount........................             0.72%       (0.09)%
                                                         =======================
Total loans, net of unearned discount.............       $   44,142       41,960
                                                         =======================
Ratio of allowance for loan losses to total loans,
  net of unearned discount........................             1.22%        1.33%
                                                         =======================

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES


                                                                        YEARS ENDED DECEMBER 31
                                          -----------------------------------------------------------------------------
                                                          1995                                     1994
                                          -----------------------------------------------------------------------------
                                                     % OF LOANS                                   % of Loans
                                                      IN EACH                                       in each
                                           AMOUNT     CATEGORY                          Amount     Category
                                                                          (In thousands)
Commercial, financial and agricultural..       $187                 37.44      %          146                 38.88   %
Real estate-construction................          -                  6.31                   1                  3.71
Real estate-mortgage....................          5                 44.54                  13                 46.95
Credit card receivables and installment.          -                 23.21                   -                 20.94
                                              ---------------------------              ----------------------------
  Total.................................        192                100.00      %          136                100.00   %
                                                       ==================                        ==================
Unallocated.............................        346                                       423
                                              -----                                    ------
  Total allowance.......................       $538                                       559
                                              =====                                    ======


The basis allocation of the allowance for loan losses is a review of individual loans, based on the bank's credit review and grading system, for possible exposure to loss, except for credit card and installment loans whose allocation is based primarily on historical net charge-off experience. The unallocated portion of the allowance provides for unforeseen credit risk exposure. The specific allocation of the allowance, therefore, represents only a numerical evaluation of identified risks in the portfolio at a point in time and does not necessarily represent anticipated charge-offs.

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES



                             Within One Year    After One Year But       After Five Years                                 Average
                            Amount    Yield           Within               But Within          After                     Maturity
                                                    Five Years             Ten Years         Ten Years        Total     (In Years)*
                                                Amount      Yield       Amount    Yield     Amount  Yield  Amount  Yield
December 31, 1995(1)
U.S. Treasury securities      $1,003  6.70%     1,091       5.50%             -       -       -       -    2,094   6.08%
Securities of other U.S.
  government agencies              -     -        747       5.75%             -       -       -       -      747   5.75%
Mortgage-backed securities         -     -          -           -             -       -       -       -   16,192   6.50%
State & municipals               492  3.46%     5,828       4.23%         3,324   4.58%    221     4.13%   9,865   4.31%
                            ---------------------------------------------------------------------------------------------
  Total amount/yield          $1,495  5.63%     7,666       4.56%         3,324   4.58%    221     4.13%  28,898   5.70%      14.70
                            ============================================================================================
December 31, 1994
U.S. Treasury securities     $    -      -     $2,093       6.09%             -       -      -        -    2,093   6.09
Securities of other U.S.
  government agencies             -      -        747       5.75%             -       -      -        -      747   5.75
Mortgage-backed securities        -      -                                                   -        -   18,038   6.40
State & municipals               527  2.91      4,774       4.07%         4,335   4.50%    336     4.37%   9,972   4.21
                            ---------------------------------------------------------------------------------------------
  Total amount/yield             527  2.91      7,614       4.81%         4,335   4.50%    336     4.37%  30,850   5.65      15.58
                            ---------------------------------------------------------------------------------------------

-------------------------------

*Includes contractual maturities of mortgage-backed securities which may vary significantly from actual cash flows due to prepayments.

(1) The amortized cost of investment securities are represented in this table.


DISTRIBUTION OF AVERAGE DEPOSITS


                                               ---------------------------------------------
                                                          Years ended December 31,
                                               --------------------     --------------------
                                                     1995                    1994
                                               --------------------     --------------------
                                                     Average                Average
                                               --------------------     --------------------
                                                 Amount     Rate        Amount      Rate
                                               --------------------     --------------------
Demand:
  Individuals, partnerships and corporations.   $14,287      -    %       $13,422   -    %
NOW and money market checking................     9,129    2.57             9,772  2.49
Savings and money market savings.............    17,424    3.03            18,962  2.83
Time of less than $100',000..................    22,213    5.72            16,853  3.75
Tune of $100,000 or more.....................     9,651    5.49            10,572  3.55
                                               -------------------        ------------------
Total                                           $72,704    3.53  %        $69,581  2.57  %
                                               ===================        ==================

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

SHORT-TERM BORROWINGS

The following table summarizes information with respect to certain short-term borrowings for the years indicated.



                                                   Amount Outstanding                                      Average Amount
                                                      End of Year                 Maximum                    Outstanding
                                             --------------------------------      Amount            --------------------------
                                                             Average            Outstanding                          Average
                                                             Interest             at any                            Interest
                                               Amount          Rate              Month End               Amount       Rate
                                             ----------------------------------------------------------------------------------
1995
 Federal funds purchased and securities sold     -              -   %          $        -                  $ 89         5.58%
                                             ==================================================================================
1994
 Federal funds purchased and securities sold     $1,500         6.13%                 1,500                 779         4.26%
                                             ==================================================================================
1993
Federal funds purchased and securities sold      -                -                     -                    18         2.93%
                                             ==================================================================================

---------------
RETURN ON EQUITY AND ASSETS


                                                   Years Ended December 31,
                                                 ---------------------------
                                                   1995      1994       1993
                                                 ---------------------------
Ratio of net income (loss) to:
 Average ending assets...................          1.03%       1.18     1.09%
 Average total assets....................           0.94       1.06     0.98
 Average stockholders' equity............          10.49      12.46    13.09
Ratio of average stockholders' equity to:
 Average total assets....................           9.00        8.51     7.47
 Average total loans.....................          17.82       17.86    16.58
Dividend payment ratio...................            N/A         N/A      N/A

DIRECTORS AND EXECUTIVE OFFICERS
UNITED OKLAHOMA BANKSHARES, INC.

GEORGE N. COOK, 50. Chairman of the Board. Mr. Cook also serves as President and Chief Executive Officer of American National Bank and Director of Ameribank Corporation. Mr. Cook is also a director of United Bank and its subsidiaries and the First National Bank of Medicine Lodge, Kansas.

D. WESLEY SCHUBERT, 43. President of the Company. Mr. Schubert is a Certified Public Accountant. Mr. Schubert has been the Vice Chairman of American National Bank and Vice President of Ameribank Corporation since 1991. Mr. Schubert also serves as a director of United Bank and director of First National Bank of Medicine Lodge, Kansas.

J. MICHAEL ADCOCK, 47. Secretary of the Company. Mr. Adcock also serves as a member of the Board of Directors of Grant Geophysical Inc., Ameribank Corporation, American National Bank, First National Bank of Medicine Lodge, Kansas, and United Bank and its subsidiaries. Mr. Adcock is in the private practice of law.

JUNE A. O'STEEN, 59. Executive Vice President of UB, and Principal Accountant for the Company since June, 1989. Prior to that time Ms. O'Steen was Senior Vice President and General Auditor of UB, since 1984, and the Company, since 1980.

EXECUTIVE COMPENSATION

  The executive compensation disclosures required by Regulation S-K will be included in the annual meeting proxy statement to be filed not later than 120 days after the end of the fiscal year and are hereby incorporated by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership by management of the Company's common and 9% preferred stock, which are the only classes of capital stock of the Company outstanding, as of December 31, 1995, together with the percentage of the outstanding shares of each class so owned by each director, and by all officers and directors of the Company and its subsidiaries as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the indicated shares. The preferred stock does not carry voting rights.

            Name of                Beneficial Ownership               Percent of Class
     Beneficial Owner              Common     9% Preferred          Common     9% Preferred
--------------------------
George N. Cook, Jr.(1)             247,435        17,309              9.36%        11.92%

D. Wesley Schubert(1)              247,435        17,309              9.36%        11.92%

J. Michael Adcock(1)               247,435        17,309              9.36%        11.92%

All officers and directors
 as a group                        792,521        51,927             29.97%        35.76%

------------------
(1) Ameribank Corporation and Messrs. George N. Cook, D. Wesley Schubert and J. Michael Adcock have entered into a Stock Purchase Agreement, dated November 3, 1995, which provides that Ameribank will sell to each of Messrs. Cook, Schubert and Adcock 16.33% of the total number of shares of Common Stock and 9% Cumulative Non-Voting Preferred Stock which Ameribank owns or acquires in future purchases. The terms provide that the purchase price for such stock shall be the price at which Ameribank acquired the shares plus interest, accrued from the date of acquisition of such stock to the closing of the purchase contemplated by the agreement, at a rate equal to the base rate of interest of Chase Manhattan Bank N.A. from time to time. The consummation of the transactions are subject to (1) approval from the Board of Governors of the Federal Reserve System; (2) the entering into by the parties of a Shareholders' Agreement restricting the future transfer of the stock by Messrs. Adcock, Schubert and Cook; and (3) the entering into by the parties of a Voting Trust Agreement appointing Ameribank as trustee to vote the shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the name and address of each shareholder who beneficially owns more than 5% of the Company's common stock, the number of shares beneficially owned be each, and the percentage of outstanding common stock so owned as of December 31, 1995. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares beneficially owned.

                                                   Amount and Nature
                                                   of Beneficial
Title of Class          Name and Address           Ownership             Percent of Class(2)
Common          Ameribank Corporation                   1,490,412(3)                 58.86%
                201 N Broadway
                Shawnee, OK  74801

Common          Sooner Southwest Bankshares, Inc.        106,796(4)                   4.22%
                P.O. Box 1020
                Bristow, OK  74010

Common          Illinois Refining Company                58,096(4)                    2.29%
                P.O. Box 1020
                Bristow, OK  74010

Common          Robert B. Krumme                          5,000(4)                    0.02%
                P.O. Box 1020
                Bristow, OK  74010

-----------------







-----------------
(2) All percentages were calculated after excluding shares held in treasury stock.
(3) All of Ameribank Corporation's shares are pledged on a Security Agreement as collateral for the repayment of note held by a financial institution.
(4) On July 6, 1995, the Company was notified that Sooner Southwest Bankshares, Inc., Illinois Refining Company and Robert B. Krumme filed a Schedule 13D reporting the ownership as a group of the shares listed above.

CERTAIN TRANSACTIONS

In the ordinary course of business, the Bank has had banking transactions with some of the directors, executive officers and controlling shareholders of the Company. All such loans are and have been made in compliance with applicable laws, in the ordinary course of business and on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of such loans involved more than the normal risk of collectibility or present any other unfavorable features, interest in the transaction or loan.

All transactions entered into between the Company or the Bank and any officer, director or controlling shareholder of the Company are made on terms no less favorable to the Company or the Bank than could be obtained from unaffiliated parties. It is the policy of the Company that transactions with and loans to officers and directors be approved by a majority of the directors of the Company other than those with an interest in the transaction or loan.

Messrs. Cook, Schubert, Adcock and Bodard are members of Enterprise Technology Group, L.L.C. ("ETG") which provides computer hardware and software technology solutions and consulting services to banks as well as other private and governmental entities. ETG has provided services to the banking subsidiary of the Company relating to processing technology. The subsidiary banks of Ameribank and the Company have decided to implement a plan to upgrade their processing techniques, and ETG will advise both subsidiary banks and consult with them regarding such implementation. The fees payable by the subsidiary banks of Ameribank and the Company to ETG will be approximately $75,000 each. Such fees will not exceed the prices charged other customers of ETG and are competitive with those charged by other companies in the business of providing such services.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   UNITED OKLAHOMA BANKSHARES, INC.

                                   By:
                                      ------------------------------------
                                           George N. Cook, Chairman

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


    SIGNATURE               TITLE               DATE
                        Chairman of the Board
----------------------
George N. Cook

                        Principal Accountant   March 18, 1996
----------------------
June A. O'Steen

                        President
----------------------
D. Wesley Schubert

                        Secretary
----------------------
J. Michael Adcock

* By:
     -----------------
       George N. Cook

* As Attorney in fact pursuant to Power
  of Attorney filed as Exhibit 25

FORM 10-K CROSS REFERENCE SECTION

                                                                          PAGE
Part I    Item 1   Business..............................................    2
          Item 2   Properties............................................    2
          Item 3   Legal Proceedings.....................................    2
                   Submission of Matters to a Vote of Security Holders
          Item 4   (during the fourth quarter of 1995)...................    *
                   Market for the Company's Common Stock and Related
Part II   Item 5   Stockholder Matters...................................    2
          Item 6   Selected Financial Data...............................    3
                   Management's Discussion and Analysis of Financial
          Item 7   Condition and Results of Operations...................  4-10
          Item 8   Financial Statements and Supplementary Data...........  11-37
          Item 9   Disagreements on Accounting and Financial Disclosure..    *
Part III  Item 10  Directors and Executive Officers and Corporations.....   38
          Item 11  Executive Compensation................................   39
                   Security Ownership of Certain Beneficial Owners and
          Item 12  Management............................................  40,41
          Item 13  Certain Relationships and Related Transactions........   42
Part IV   Item 14  Exhibits, Financial Statement Schedules, and Reports
                   on Form 8-K...........................................
       (a) (1)Financial Statements:......................................
              o      Independent Auditors' Report........................   30
              o      Consolidated Statements of Operations - years ended
                     December 31, 1995, 1994, and 1993...................   11
              o      Consolidated Balance Sheets
                     December 31, 1995 and 1994..........................   12
              o      Consolidated Statements of Changes in Stockholders'
                     Equity - years ended December 31, 1995, 1994, and
                     1993................................................   13
              o      Consolidated Statements of Cash Flows - years ended
                     December 31, 1995, 1994, and 1993...................   14
              o      Notes to Consolidated Financial Statements - years
                     ended December 31, 1995, 1994, and 1993.............   15-29
           (2)Financial Statement Schedules:.............................
              o      All schedules normally required by Form 10-K are
                     omitted since they are either not applicable or the
                     required information is shown in the consolidated
                     financial statements or the notes thereto...........

         (a) (3)  Exhibits:

                  Exhibit No.                                               PAGE
                  -----------                                               ----
                      3 Articles of incorporation and bylaws (filed as       **
                      Exhibit 3(a) and 3(b) to Company's Registration
                      Statement No. 2-85935, "Registration Statement")
                      4 Instruments defining the rights of security holders, **
                      including indentures (filed as Exhibit 3(a) to
                      Company's Registration Statement)
                      10 Material Contracts:                                 **
                  (a) United Oklahoma Bankshares, Inc. Incentive Stock       **
                      Option Plan of 1982 (filed as Exhibit 10(a) to
                      Company's Registration Statement)
                  (b) Forms of United Oklahoma Bankshares, Inc. Incentive    **
                      Stock Option Agreements (filed as Exhibit 10(b) to
                      Company's Registration Statement)
                  (c) United Oklahoma Bankshares, Inc. Employee Stock        **
                      Ownership Plan and Trust of 1982 (filed as Exhibit
                      10(c) to Company's Registration Statement)
                  (d) Stockholders' resolutions establishing United          **
                      Oklahoma Bankshares Employees' Stock Purchase Plan of
                      1983 (filed as Exhibit 10(d) to Company's Registration
                      Statement)
                  (e) Form of agreements relating to stock purchased         **
                      under the United Oklahoma Bankshares Employees' Stock
                      Purchase Plan of 1983 (filed as Exhibit 10(e) to
                      Company's Registration Statement)
                  (f) Letter Agreement, dated April 26, 1982, between        **
                      United Oklahoma Bankshares, Inc. and Fort Worth
                      National Bank, as amended (filed as Exhibit 10(1) to
                      Company's Registration Statement)
                  (g) Promissory Note and Security Agreement, dated April    **
                      29, 1982, between United Oklahoma Bankshares, Inc.
                      Employee Stock Ownership Plan and Trust of 1982 and The
                      Fort Worth National Bank (filed as Exhibit 10(m) to
                      Company's Registration Statement)

         (a) (3)  Exhibits:

                Exhibit No.                                                       PAGE
                -----------                                                       -----
                    10 Material Contracts:                                         **
                      (h) Deposit Insurance Transfers and Asset Purchase           **
                          Agreement, dated May 11, 1984, between United Oklahoma
                          Bankshares, Inc., as agent for United Del City Bank,
                          and the Federal Deposit Insurance Corporation (filed
                          as Exhibit to Form 8-K dated May 25, 1984)
                      (i) Stock Purchase Agreement between United Del City         **
                          Bank and United Oklahoma Bank (filed as Exhibit 10 to
                          Form 10-K dated December 31, 1986)
                      (j) Accounts Receivable Purchase Agreement between           **
                          United Del City Bank and United Oklahoma Bank (filed
                          as Exhibit 10 to Form 10-K dated December 31, 1986)
                      22 Subsidiaries of the Company                            47
                      25 Power of Attorney                                     48,49
               (b)    Reports on Form 8-K                                       50

  *    Not Applicable
  **   Included in previous filings

                                  SUBSIDIARIES

The Company has two wholly owned subsidiaries, United Bank and United Loan and Thrift Company, Inc. The following corporation is a wholly Owned subsidiary of United Bank:


                                United Del City Tower, Inc.
                                4600 Corporation

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That each of the undersigned do hereby constitute and appoint George N. Cook his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, and in any and all capacities to execute and sign Annual Report on Form 10-K for the 1995 fiscal year of United Oklahoma Bankshares, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

  DATED THIS 18th day of March, 1996

                                        --------------------------------------
                                        George N. Cook, Director

                                        --------------------------------------
                                        D. Wesley Schubert, Director

                                        --------------------------------------
                                        J. Michael Adcock, Director


STATE OF OKLAHOMA   )
                    )    ss.
COUNTY OF OKLAHOMA  )


The foregoing instrument was acknowledged before me this 18th day of Mach, 1996, by George N. Cook:


                                        --------------------------------------
                                        Notary Public
My commission expires:
June 6. 1998
----------------------

STATE OF OKLAHOMA       )
                        )    ss.
COUNTY OF OKLAHOMA      )


The foregoing instrument was acknowledged before me this 18th day of May, 1996, by D. Wesley Schubert.

                                        ------------------------------------
                                        Notary Public

My commission expires:
June 6, 1998
----------------------

STATE OF OKLAHOMA   )
                    )    ss.
COUNTY OF OKLAHOMA  )


The foregoing instrument was acknowledged before me this 18th:day of March, 1996, by J. Michael Adcock.

                                        --------------------------------
                                        Notary Public
My commission expires:
June 6. 1998
----------------------

STATE OF OKLAHOMA    )
                     )    ss.
COUNTY OF OKLAHOMA   )

REPORT'S ON FORM 8-K

       The Company did not file any reports on Form 8-K during the fourth quarter of 1995.



























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